EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors of

Spectrum Brands, Inc.:

We consent to the incorporation by reference in the registration statements on Forms S-3 (Nos. 333-59086 and 333-124375), Forms S-4 (Nos. 333-110290 and 333-125505) and Forms S-8 (Nos. 333-39239, 333-41815, 333-42443, 333-68250 and 333-117567) of Spectrum Brands, Inc. (formerly Rayovac Corporation) of our report dated March 24, 2005, with respect to the consolidated balance sheet of Tetra Holding GmbH and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, cash flows and changes in stockholders’ equity for the year ended December 31, 2004, which report appears in the amendment to Form 8-K of Spectrum Brands, Inc. (formerly Rayovac Corporation) dated July 15, 2005. Our report contains an explanatory paragraph that refers to the fact that accounting principles generally accepted in Germany vary in certain significant respects from accounting principles generally accepted in the United States of America, and the nature of the significant differences to the extent summarized in Note 6 to the consolidated financial statements.

/s/ KPMG Deutsche Treuhand-Gesellschaft

Aktiengesellschaft Wirtschaftsprüfungsgesellschaft

KPMG Deutsche Treuhand-Gesellschaft

Aktiengesellschaft Wirtschaftsprüfungsgesellschaft

Bremen, Germany

July 15, 2005